Mail Stop 3561

								December 20, 2005

By U.S. Mail

Mr. John Cochrane
Chief Financial Officer
Niagara Mohawk Power Corporation
New England Power Company
25 Research Drive
Westborough, MA 01582

		Re:	Niagara Mohawk Power Corporation
			Form 10-K for the fiscal year ended March 31, 2005
			Filed June 29, 2005
			File No. 1-2987

			New England Power Company
			Form 10-K for the fiscal year ended March 31, 2005
			Filed July 14, 2005
			File No. 1-6564

Dear Mr. Cochrane:


	We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,




		Jim Allegretto
		Senior Assistant Chief Accountant